Exhibit 99.1

Egalet Reports Positive Outcome of First Phase of Category 1 Abuse Deterrence Studies for Egalet-001

—Study showed Egalet-001, extended-release, oral morphine, resistant to common methods of physical manipulation—

Wayne, Penn. — March 31, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced positive results of the first phase of the category 1 abuse deterrence studies for Egalet-001, an abuse-deterrent, extended-release, oral morphine product in development for the treatment of moderate to severe chronic pain.  The product uses Egalet’s proprietary technology which is specifically designed to deter abuse by physical and chemical manipulation while also providing the ability to tailor the release of the active pharmaceutical ingredient (API).

Egalet is conducting studies to evaluate Egalet-001’s abuse-deterrent properties in accordance with the draft FDA Guidance titled “Abuse-Deterrent Opioids - Evaluation and Labeling.” The first phase of the category 1 in vitro studies tested Egalet-001’s ability to resist a broad range of common methods of physical manipulation, including crushing, cutting or grinding by using readily available items such as spoons, knives or coffee grinders for the purpose of abuse.

The study results demonstrate that Egalet-001 resists the common forms of physical manipulation as compared to MS Contin® (morphine sulfate controlled-release) (“MS Contin”).  An independent laboratory tested a number of household tools (electrical and non-electrical) in an effort to reduce the particle size for purposes of abuse. These results confirm tests previously conducted in Egalet’s laboratory that showed Egalet-001’s strong abuse-deterrence features.

“The results from the first phase of our abuse deterrence studies demonstrated that Egalet-001 resists common methods of abuse and manipulation of oral morphine showing an improvement over the treatment options available on the market today,” said Bob Radie, Egalet’s president and chief executive officer. “We are now moving on to the next phase of our abuse deterrence studies and remain optimistic that Egalet-001 will demonstrate its potential as an abuse-deterrent, extended-release oral morphine. This is an important milestone since individuals with moderate to severe chronic pain remain in need of effective medicines that are safe and abuse-deterrent.”

While the first phase of the category 1 abuse deterrence study looked at the ability to physically manipulate Egalet-001, the second phase will test the capacity to extract the active pharmaceutical ingredient (API) from the matrix using common household solvents. Egalet plans to initiate category 2 and 3 abuse deterrence studies for Egalet-001 in the second quarter of 2014.  In parallel, Egalet is conducting pivotal bioequivalence studies of Egalet-001 to compare Egalet-001 to MS Contin.

About Egalet-001

Egalet’s lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the treatment of moderate to severe pain. There are currently no commercially available abuse-deterrent formulations of morphine, and Egalet-001, if approved, could fill a significant unmet need in the marketplace. The Company developed Egalet-001 using Egalet’s proprietary, abuse-deterrent, one-component delivery system to address common methods of abuse, such as crushing in order to swallow, snort or smoke, or dissolving in order to inject, with an emphasis on the most common method of abuse of morphine-based products, which is abuse by injection. Egalet completed Phase 1 clinical trials of Egalet-001 and recently announced the initiation of pivotal trials to establish the bioequivalence of Egalet-001 to MS Contin, a currently approved oral morphine formulation, in the first quarter of 2014. Egalet plans to submit an NDA for Egalet-001 in the fourth quarter of 2014

About Egalet Technology

In an effort to address the growing problem of prescription drug abuse, Egalet created two novel, abuse-deterrent technologies with differentiated abuse-deterrent features that allow for the development of oral pharmaceutical products and the ability to control the release profile of the active pharmaceutical ingredient. The Egalet one-component system, which is used for EG-001 our abuse-deterrent morphine program, has been designed to resist common methods of abuse and specifically abuse by injection, the leading method of abuse for morphine. Egalet’s two-component system is used to produce tablets, such as Egalet-002, designed to address common methods of abuse, such as crushing in order to swallow, snort or smoke, or dissolving in order to inject while also offering a greater flexibility and control of API release. In addition, our two-component system offers the ability to develop combination products with the combination of API’s with similar release profiles or different release profiles.

Egalet has employed its proprietary technology platform to develop a pipeline of clinical-stage, opioid-based product candidates in tablet form that are specifically designed to deter abuse by physical and chemical manipulation while also providing the ability to tailor the release of the API.  While Egalet’s lead product candidates are abuse-deterrent, extended-release, oral formulations of commonly prescribed opioids, the Egalet technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple APIs with similar or different release profiles.

About Egalet

Egalet Corporation is a specialty pharmaceutical company developing and planning to commercialize proprietary, abuse-deterrent oral products for the treatment of pain and other indications. Egalet has created two distinct drug delivery systems, each with novel abuse-deterrent features and the ability to control the release profile of the active pharmaceutical ingredient. Using its proprietary platform, Egalet has developed a pipeline of clinical-stage, opioid-based product candidates in tablet form that are specifically designed to deter abuse by physical and chemical manipulation, while also providing tailored release of the active pharmaceutical ingredient. Its lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the treatment of moderate to severe chronic pain. There are currently no commercially available abuse-deterrent formulations of morphine, and if approved, Egalet believes that Egalet-001 would fill a significant unmet need in the marketplace. Its second product candidate, Egalet-002, is an abuse-deterrent, extended-release, oral oxycodone formulation in development for the treatment of moderate to severe chronic pain. The Egalet technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple APIs with similar or different release profiles. Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Contact:

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com